EXHIBIT 10.5
Amendment No. 1
to
EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Agreement”) effective as of October 31, 2007, by and between Chauncey J. Hunker (“Executive”) and Sun Healthcare Group, Inc., a Delaware corporation (“Sun”);

WHEREAS, Sun and Executive entered into an Employment Agreement dated as of October 12, 2006 (the “Employment Agreement”), and they desire to amend the Employment Agreement with respect to the terms and conditions of Executive’s bonus eligibility, as approved by the Compensation Committee of the Board of Directors of Sun on February 27, 2007 and, as to the quality of care component referenced in Schedule A attached hereto, August 22, 2007), as set forth below (capitalized terms used in this Agreement without definition shall have the meanings provided in the Employment Agreement).

NOW, THEREFORE, in consideration of the above recitals and the mutual covenants and agreements contained herein, Executive and Sun agree as follows:

1.           Amendment.  Schedule A to the Employment Agreement is amended by deleting it in its entirety and inserting Schedule A hereto in lieu thereof.

2.           Miscellaneous.

(a)
Amendments, Waivers, Etc.  Except as otherwise provided herein, no provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by both parties.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)
Entire Agreement.  The Employment Agreement, as amended by this Agreement, sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes all prior agreements and understandings of the parties with respect to the subject matter hereof.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in the Employment Agreement, as amended hereby, and the Employment Agreement, as so amended, shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, with respect to the subject matter hereof.  Except for the changes set forth in Section 1 and Schedule A hereto, the Employment Agreement shall remain in full force and effect.

(c)
Counterparts.  This Agreement may be executed in one or more counterparts, each of which, when so executed and delivered, shall be deemed an original, but all such counterparts together shall constitute one and the same instrument.

The parties hereto have executed this Agreement as of the date first above written.

/s/ Chauncey J. Hunker	October 31, 2007
Chauncey J. Hunker	Date

SUN HEALTHCARE GROUP, INC.

By /s/ Richard K. Matros	October 31, 2007
Its Chief Executive Officer	Date

Schedule A

Executive’s Bonus for any fiscal year (the “Applicable Fiscal Year”) shall be based on the criteria set forth below.    There are three components to his Bonus:  EBITDA, quality of care and individual goals.  In no event shall his Bonus exceed 100% of his Base Salary for the Applicable Fiscal Year.

1.           Maximum Amount.  The maximum amount of the Bonus shall be based upon the earnings before interest, taxes, depreciation and amortization of Sun (“EBITDA”), as published by Sun in its press release announcing financial results for the Applicable Fiscal Year, but excluding the effect of actuarial adjustments for self-insurance for general and professional liability.  The Compensation Committee reserves the right to make adjustments to the calculation, including the inclusion or exclusion of discontinued operations and other normalizing adjustments.

The Compensation Committee shall establish the EBITDA target each year.The potential amount of the  Bonus shall be based upon actual EBITDA attained as a percentage of the target EBITDA as follows:  if actual EBITDA is less than 85% of target EBITDA, the maximum amount of the Bonus (the “Maximum Amount”) will be zero; if actual EBITDA is 85% of target EBITDA, the Maximum Amount will be 8% of Base Salary; if actual EBITDA is 100% of target EBITDA, the Maximum Amount will be 50% of Base Salary (if actual EBITDA is greater than 85% but less than 100% of target EBITDA, the amount will be pro rated between 8% and 50% of Base Salary); and if actual EBITDA is 115% (or greater) of target EBITDA, the Maximum Amount will be 100% of Base Salary (if actual EBITDA is greater than 100% but less than 115% of target EBITDA, the Maximum Amount will be pro rated between 50% and 100% of Base Salary).

2.           EBITDA Component.  Subject to the provisions of paragraph 4 below, in the event that the Maximum Amount is greater than zero, then Executive shall be paid 70% of the Maximum Amount in recognition of the achievement of the EBITDA target.

3.           Individual Goals Component.  The Chief Executive Officer of Sun (the “CEO”) shall establish the individual goals each year after consulting with Executive, the Compensation Committee, and such others as the CEO deems appropriate.  Subject to the provisions of paragraph 4 below, in the event that the Maximum Amount is greater than zero, then Executive shall be paid up to 30% of the Maximum Amount in recognition of the achievement of his individual goals, to be determined as follows: after the end of the Applicable Fiscal Year, the CEO shall make a recommendation to the Compensation Committee as to what extent the goals have been met.  The Compensation Committee shall determine the amount of this component of the Bonus to be paid to Executive based upon the level of attainment of the goals.

4.           Quality of Care Component.    If the quality of care target is met, the EBITDA Component and the Individual Goals Component shall be paid in the amounts determined as set forth above.  If the quality of care target is not met, the Compensation Committee shall deduct such amount of the EBITDA Component and the Individual Goals Component as it determines in its discretion from the amounts otherwise payable.  The quality of care target is met if quality of care at skilled nursing centers operated by SunBridge Healthcare Corporation and its subsidiaries (“SunBridge”)  is better than or equal to the quality of care at skilled nursing centers of SunBridge’s for-profit peer group of companies for the Applicable Fiscal Year (or the twelve month period ending as close as possible to the end of Applicable Fiscal Year for which data are available at the time the Compensation Committee considers the amount of the Bonus), in each case as measured by the Health Deficiency Index reported by the Long Term Care Institute.

5.           Timing of Payment.  The Bonus shall be paid to Executive at the time specified in Section 3(b).